Exhibit 99.1

ASHTON WOODS ANNOUNCES EXTENSION OF PRIVATE DEBT
EXCHANGE OFFER AND CONSENT SOLICITATION RELATING TO ITS
9.5% SENIOR SUBORDINATED NOTES DUE 2015

ATLANTA, GA -- (February 11, 2009) – Ashton Woods USA, L.L.C. (the “Company”) today announced that it has extended its previously announced private exchange offer and consent solicitation to exchange any and all of its 9.5% Senior Subordinated Notes due 2015 (the “Old Notes”) for new 11.0% senior Subordinated Notes due 2015 (the “New Notes”), related guarantees and Class B membership interests (the “Class B Interests”) in the Company  (the “Exchange Offer”).

The Exchange Offer was scheduled to expire at 5:00 p.m. New York City time on February 11, 2009.  The Exchange Offer has been extended until 5:00 p.m. New York City time on February 13, 2009.  The Company is extending the Exchange Offer as an accommodation to Holders of the Old Notes.  Based on a report from the Exchange Agent, as of 3:00 p.m. New York City time on February 11, 2009, of the $125 million in aggregate principal amount of Old Notes outstanding, approximately $121 million in aggregate principal amount of Old Notes, or 97%, had been tendered.

The consummation of the Exchange Offer is conditioned upon the satisfaction or waiver of the conditions set forth in the offering memorandum and consent solicitation statement dated January 13, 2009, as supplemented by the First Supplement to the Offering Memorandum dated February 5, 2009 (the “Offering Memorandum”).  Holders must validly tender and not withdraw their Old Notes on or before the Expiration Date, as extended, to receive New Notes and Class B Interests.

The Exchange Offer is being made only to “qualified institutional buyers” (as defined in Rule 144A promulgated under the Securities Act of 1933, as amended), “accredited investors” (as defined in the Securities Act of 1933, as amended) and to persons that are not “U.S. Persons” in an “offshore transaction” (each as defined in Regulation S promulgated under the Securities Act of 1933, as amended).

Ashton Woods’ obligations to accept any Old Notes tendered and to pay the applicable consideration for them are set forth solely in the Offering Memorandum and the accompanying Letter of Transmittal and Consent.  Documents relating to the Exchange Offer will only be distributed to eligible Holders of the Old Notes.  This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities, including the New Notes or Class B Interests.  The Exchange Offer is made only by, and pursuant to the terms set forth in the Offering Memorandum, and the information in this news release is qualified by reference to the Offering Memorandum and the accompanying Letter of Transmittal and Consent.  The securities, including the New Notes and Class B membership interests, have not been and will not be registered under the Securities Act of 1933, as amended or the securities laws of any other jurisdiction, may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.

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With headquarters in Atlanta, Georgia, Ashton Woods USA L.L.C. currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix, Denver and Tampa.

CONTACT:  Ashton Woods USA L.L.C.
Jerry Patava
Interim Chief Financial Officer
(416) 449-1340

U.S. Bank National Association
Information Agent
(800) 934-6802